EXHIBIT 99.1

MEDIA CONTACT	Kevin Bagby
TELEPHONE	(800) 458-2235
FOR IMMEDIATE RELEASE	January 24, 2007

FREIGHTCAR AMERICA, INC. ANNOUNCES

SHARE REPURCHASE PROGRAM

Chicago, IL, January 24, 2007—FreightCar America, Inc. (NASDAQ: RAIL) today announced that its Board of Directors has approved a share repurchase program which authorizes the Company to purchase its shares on the open market from time to time. The board authorized the Company to repurchase up to $50 million in shares for this program in open market purchases at prevailing prices. The Company expects to commence share repurchases following the announcement of its fourth quarter and full year 2006 results of operations.

In making the announcement, FreightCar Chairman Camillo M. Santomero, III, said, “Our strong earnings and cash flow last year provide FreightCar with the flexibility to begin a repurchase program, while continuing our strategic initiatives. This repurchase program is consistent with our commitment to enhancing value to FreightCar shareholders.”

FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission.

We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.